Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alexandria Agtech/Climate Innovation Acquisition Corp. (the “Company”) on Form S-1 of our report dated March 10, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Alexandria Agtech/Climate Innovation Acquisition Corp. as of February 23, 2021 and for the period from February 18, 2021 (inception) through February 23, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 10, 2021